Exhibit 99.1

EXPRESSJET REPORTS JUNE 2009 PERFORMANCE

            HOUSTON, July 13, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for June 2009 for its ExpressJet Airlines subsidiary.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 726 million, and available seat miles (ASM) flown were 885 million.  ExpressJet's June load factor, operating as Continental Express, was 82.0%.  The company flew 56,293 block hours and operated 30,548 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 3,761 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of six 41-seat aircraft and 24 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during June – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 128 scheduled destinations in North America and the Caribbean with approximately 1,050 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports June 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending June 30, 2009	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	726
Available Seat Miles (ASM) (millions)	885
Passenger Load Factor	82.0%
Block Hours	56,293	3,761
Departures	30,548
Stage Length	580

Year to date	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	3,723
Available Seat Miles (ASM) (millions)	4,934
Passenger Load Factor	75.5%
Block Hours	321,593	8,076
Departures	168,733
Stage Length	586

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